UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ATMEL CORPORATION
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Subject to Completion, dated March 23, 2007

ATMEL CORPORATION
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on May 18, 2007
9:00 a.m.

Dear Atmel Stockholders:

     Notice is hereby given of a special meeting of stockholders to be held on May 18, 2007 at 9:00 a.m., local time, at the DoubleTree Hotel, 2050 Gateway Place, San Jose, California.

     The special meeting was requested by George Perlegos to consider and vote on a proposal to remove five members of our Board of Directors (including Atmel’s President and CEO and all of our independent directors) and to replace them with five persons nominated by Mr. Perlegos. No other business will be conducted at the special meeting.

     The Board of Directors is soliciting proxies against the Perlegos proposal. We unanimously urge you to vote AGAINST the removal of these five Directors.

     Your vote is important. You may attend the special meeting and vote in person, or you may vote by submitting a proxy for the special meeting. Whether or not you plan to attend the special meeting, we request that you submit a proxy TODAY, voting “AGAINST” by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

     If you attend the special meeting and wish to change your proxy vote, you may do so automatically by voting in person at the special meeting. You may also revoke any previously returned proxy by sending another later-dated proxy for the special meeting. If you have previously returned a proxy sent to you by Mr. Perlegos, we urge you to sign, date and return the enclosed WHITE proxy card marked “AGAINST.” Only your latest-dated proxy counts.

FOR THE BOARD OF DIRECTORS

Patrick Reutens
Secretary

San Jose, California [ ], 2007

     The Board of Directors unanimously opposes the Perlegos proposal and urges you not to sign or return any proxy sent to you by Mr. Perlegos.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	What business will be conducted at the special meeting?

A:	This special meeting was requested by George Perlegos to consider and vote upon his proposal to remove five members of the Board of Directors (including Atmel’s President and CEO and all of our independent directors) and to replace them with five persons nominated by Mr. Perlegos to serve as members of the Board until the Annual Meeting of Stockholders on July 25, 2007.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors unanimously recommends that stockholders vote AGAINST the proposal to remove five members of our Board (including Atmel’s President and CEO and all of our independent directors) and to replace them with five persons nominated by Mr. Perlegos.

Q:	Who can vote at the special meeting?

A:	Stockholders of record as of April 5, 2007 are entitled to notice of, and to vote at, the special meeting.

Q:	What is the required quorum for the special meeting?

A:	The holders of a majority of Atmel’s outstanding shares of common stock as of the record date must be present in person or by proxy at the special meeting in order to conduct business at the special meeting.

This is called a quorum. Shares represented by proxies that reflect abstentions or “broker non-votes” (shares of stock held of record by a broker as to which no voting direction or discretionary authority exists) will be counted for purposes of determining the presence of a quorum at the special meeting.

On April 5, 2007, [ ] shares of our common stock were outstanding. For information regarding security ownership by management and 5% stockholders, see the section of this proxy statement entitled “Security Ownership.”

Q:	What vote is required to approve the proposal?

A:	You may vote AGAINST, FOR or ABSTAIN with respect to the proposal by George Perlegos to remove five members of the Board of Directors (including Atmel’s President and CEO and all of our independent directors) and to replace them with five persons nominated by Mr. Perlegos. The affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting is required to approve the Perlegos proposal. Accordingly, abstentions and broker non-votes will have the same effect as votes cast against the Perlegos proposal.

Each stockholder is entitled to one vote for each share of common stock held as of the record date.

Q:	Can I vote my shares in person at the special meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the special meeting. If you choose to do so, please bring the enclosed WHITE proxy or proof of identification to the special meeting. If you hold your shares in a brokerage account in your broker’s name (this is called “street name”), you must request a legal proxy from your stockbroker in order to vote in person at the special meeting.

Q:	Can I vote my shares without attending the special meeting?

A:	Yes. Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the special meeting. If you are a stockholder of record you may vote without attending the special meeting only by submitting a proxy by telephone, by Internet or by signing, dating and returning a proxy card. If you hold your shares in street name you may vote by submitting voting instructions to your broker or other nominee, following the directions provided by such nominee.

Shares will be voted in accordance with the specific voting instructions on the WHITE proxy. Any WHITE proxies received by Atmel which are signed by stockholders but which lack specific instruction will be voted AGAINST the proposal to remove five members of the Board of Directors (including Atmel’s President and CEO and all of our independent directors) and to replace them with five persons nominated by George Perlegos.

Q:	Can I change my vote after I return my proxy?

A:	You may revoke any proxy and change your vote at any time before the vote at the special meeting. You may do this by:

• delivering written notice to Atmel prior to the time of voting, c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, stating that your proxy is being revoked;

• signing a new proxy and presenting it at the special meeting prior to the time of voting; or

• attending the special meeting and voting in person.

Attending the special meeting will not revoke your proxy unless you specifically request it.

If you need additional proxy materials or have any questions, please call Innisfree M&A Incorporated. Stockholders call toll-free at (877) 456-3488. Banks and brokers call collect at (212) 750-5833.

INFORMATION ABOUT OUR SOLICITATION OF PROXIES AND RELATED EXPENSES

     Proxies are being solicited by and on behalf of the Board of Directors. Atmel will bear the entire cost of the Board’s solicitation of proxies in connection with the special meeting, including the costs associated with the preparation, assembly, printing and mailing of this proxy statement, the WHITE proxy and any additional soliciting material furnished to stockholders.

     Atmel will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners.

     Atmel has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for fees not to exceed $400,000, plus out-of-pocket expenses. Innisfree M&A Incorporated may solicit proxies by mail, advertisement, telephone, via the Internet or in person. Innisfree M&A Incorporated will employ approximately 100 people to solicit Atmel’s stockholders. In addition, directors, officers and other employees of Atmel may solicit proxies in connection with the special meeting, none of whom will receive additional compensation for such solicitations.

     Atmel’s expenses related to the solicitation of proxies in connection with the special meeting are expected to be at least $[ ], of which approximately $[ ] has been spent to date. Appendix A sets forth certain information relating to Atmel’s directors, officers and other employees who will be soliciting proxies in connection with the special meeting.

ATMEL CORPORATION PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS May 18, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     These proxy materials are being furnished to holders of our common stock in connection with the solicitation of proxies by our Board of Directors for the Special Meeting of Stockholders to be held on May 18, 2007, at 9:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein. The meeting will be held at the DoubleTree Hotel, 2050 Gateway Place, San Jose, California. This proxy statement and the accompanying WHITE proxy card are first being sent or given to Atmel stockholders on or about [ ], 2007.

     This proxy statement contains important information to consider when deciding how to vote on the matters set forth in the Notice of Special Meeting of Stockholders.

     George Perlegos, our former Chairman, President and CEO, requested the special meeting of stockholders in order to present a proposal to remove Messrs. Pierre Fougere, T. Peter Thomas, Chaiho Kim, David Sugishita, and Steven Laub, Atmel’s President and CEO, from the Board of Directors and to replace them with a slate of individuals nominated by Mr. Perlegos. The directors Mr. Perlegos is seeking to remove include all of our independent directors and constitute our entire Board of Directors other than Tsung-Ching Wu, P.h.D., our Executive Vice President, Office of the President.

     George Perlegos requested the special meeting last August when Mr. Perlegos, his brother Gust Perlegos, and two other Atmel senior executives were terminated for cause by a special committee (comprised of the five directors that Mr, Perlegos seeks to remove) of Atmel’s Board of Directors following an eight-month investigation into the misuse of corporate travel funds. See “Background on the Calling of the Special Meeting,” below.

     Atmel believes that replacing Messrs. Fougere, Thomas, Kim, Sugishita and Laub is contrary to the best interests of the Company and its stockholders. Each of these five directors has substantial experience and is committed to building value for Atmel and its stockholders and to good corporate governance. We believe removing virtually the entire Atmel Board, including its President and CEO, would significantly disrupt Atmel’s business and negatively impact the Company’s management, employees and customers, and would undermine the Board’s ongoing efforts to build shareholder value.

     We urge you to join the Board of Directors in opposing Mr. Perlegos’ proposal by voting AGAINST the proposal to remove five current members of the Board of Directors (including Atmel’s President and CEO and all of our independent directors) and to replace them with five persons nominated by Mr. Perlegos by submitting the enclosed WHITE proxy card marked “AGAINST.” Please vote using the enclosed WHITE proxy card today by telephone, by Internet or by returning the WHITE proxy card in the postage-paid envelope provided.

Background on the Calling of the Special Meeting

     In early July 2005, Atmel received information implicating an employee responsible for corporate travel in unauthorized activities involving the purchase of airline tickets and travel upgrades. Following an internal investigation indicating that the total impact on Atmel from these unauthorized activities exceeded $2 million and that employee’s termination, Atmel’s Audit Committee determined to engage independent outside counsel to investigate whether other Atmel personnel had personally benefited from the unauthorized activities.

     Following an eight-month investigation, Atmel’s outside counsel delivered to the Audit Committee a final report (the “Final Report”) finding that George and Gust Perlegos had frequently used Atmel’s travel service for personal and family travel at Atmel’s expense. The investigation uncovered evidence that George Perlegos and his immediate family had obtained tickets for personal travel that were subsidized by Atmel at a total cost of approximately $170,000 and that Gust Perlegos and his immediate family had obtained tickets for personal travel that were subsidized by Atmel at a total cost of over $65,000. The Final Report also included facts tending to support a conclusion that there were serious internal control failures with respect to personal travel and accounting for travel expenses, and that George Perlegos knew of these failures.

     Following its receipt of the Final Report on July 21, 2006, the Board of Directors formed a special committee consisting of all of Atmel’s independent directors, Messrs. Fougere, Thomas, Kim, Sugishita and Laub (the “Special Committee”), giving the Special Committee the full power and authority of the Board of Directors to take any action deemed to be appropriate on behalf of the Company with respect to the travel related expenses and other issues. Of those directors present at a meeting of the Board of Directors to consider the formation of the Special Committee (with Messrs. Gust Perlegos and Wu absent due to travel), only George Perlegos voted against the resolution forming the Special Committee.

     In late July 2006, the Special Committee met with George Perlegos to discuss the independent investigator’s findings. Also, the Audit Committee resolved to obtain an independent review by another outside counsel of the initial investigation. This second review concluded that the investigation had been fairly and thoroughly conducted, and that the investigation provided a good faith basis to terminate George Perlegos and Gust Perlegos for cause.

     On August 3, 2006, the Special Committee unanimously resolved to terminate for cause George and Gust Perlegos and two other corporate officers for their conduct in obtaining personal travel at Atmel’s expense. George and Gust Perlegos were notified of this action on August 5, 2006. That same day, George Perlegos, in his capacity as then Chairman of the Board, requested a special meeting of Atmel’s stockholders for the purpose of removing all of the members of the Board of Directors who served on the Special Committee. Thereafter, Atmel’s Board of Directors removed George Perlegos as Chairman of the Board, replacing him with David Sugishita. At the Board’s direction, Mr. Sugishita acted to rescind the calling of the special meeting of stockholders.

     On August 7, 2006, George and Gust Perlegos commenced litigation against Atmel and the members of the Special Committee in the Delaware Court of Chancery challenging their termination for cause and the rescission of the call for the special meeting. Following trial, the court refused to invalidate the termination of employment of George Perlegos and Gust Perlegos. The court found that the Special Committee’s decision to terminate them for cause followed a fair and reasonable process, initiated in good faith, during which “[George and Gust Perlegos] had adequate opportunities to be more forthcoming and to explain further their understanding of the facts” to the investigators. In its decision, the court stated that “the record refutes any contention of the Plaintiffs [George and Gust Perlegos] that they are innocent of material wrongdoing” and that “the Perlegoses have not demonstrated any right to hold any office at Atmel.” The court also ordered Atmel to hold the special meeting requested by Mr. Perlegos, finding that Atmel did not have sufficient justification to cancel the special meeting once it had been called, and set the date of May 18, 2007 for the special meeting.

Atmel’s New Strategic Initiatives to Enhance Shareholder Value

     As announced in December 2006, under the stewardship of our current Board of Directors, including Steven Laub, our new President and CEO, Atmel has implemented strategic restructuring initiatives designed to enhance profitability, accelerate the Company’s growth and reduce costs. These initiatives include:

•	A focus on Atmel’s high-growth, high-margin proprietary product lines. To better align Atmel’s resources with high-growth opportunities, Atmel is redeploying resources to accelerate the design and development of leading-edge products that target expanding markets and is halting development on lesser, unprofitable, non-core products.

•	Optimizing Atmel’s manufacturing operations. Atmel is seeking to sell its wafer fabrication facilities in North Tyneside, United Kingdom and Heilbronn, Germany. These actions are expected to increase manufacturing efficiencies by better utilizing remaining wafer fabrication facilities while reducing future capital expenditure requirements.

•	The adoption of a fab-lite strategy. Through better utilization of its remaining wafer fabs and the substantial expansion of its external foundry relationships, Atmel will significantly reduce manufacturing costs and continue to design and develop innovative new products utilizing world-class manufacturing facilities.

Together, these initiatives are enabling the Company to reduce manufacturing costs and capital expenditures, and increase operating efficiencies. As a result of these initiatives, the Company anticipates cost savings in the range of $70 million to $80 million in 2007 reaching an annual rate of $80 million to $95 million by 2008. Through a combination of voluntary resignations, attrition and other actions, Atmel also expects a reduction in its non-manufacturing workforce of approximately 300 employees, or ten percent. The Company anticipates headcount to be further reduced by approximately 1,000 employees upon completion of the sales of the North Tyneside and Heilbronn wafer fabrication facilities.

Atmel’s Corporate Governance

     Atmel’s current corporate governance practices and policies are designed to promote shareholder value, and under the stewardship of its current management and Board of Directors, Atmel is committed to best practices in corporate governance, including:

•	the roles of Chairman and CEO have been separated, and our current Chairman, Mr. Sugishita, is an independent outside director;

•	the Board of Directors is comprised of a majority of independent directors who have no affiliation with Atmel;

•	all Atmel directors are elected annually; the Company does not have a classified Board with staggered terms;

•	Atmel’s Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee are comprised solely of independent directors;

•	a simple majority vote of the outstanding shares entitled to vote thereon is required to approve a merger or an amendment to our certificate of incorporation following approval by the Board of Directors; and

•	Atmel has opted out of Section 203 of the General Corporation Law of the State of Delaware, an “anti- takeover” provision which could deter a third party from seeking to acquire Atmel.

     The Board of Directors regularly reviews additional policies and procedures to strengthen Atmel’s corporate governance. On March 23, 2007, the Board of Directors implemented additional corporate governance measures, including:

•	amendment of the Company’s by-laws to require majority voting for directors, except in contested elections. This amendment to adopt majority voting for directors has no effect on the vote required to remove directors at the special meeting or on the vote that would be required to elect a dissident slate at an annual meeting;

•	adoption of formal corporate governance guidelines which are publicly available on the Company’s website, including:

	•	requiring directors to offer to resign upon a material change in their employment, subject to the Board’s acceptance; and

	•	limiting the number of public company boards on which directors may serve.

Background on Directors Mr. Perlegos Wants to Remove

•	Pierre Fougere has served as a director of Atmel since February 2001. Mr. Fougere is currently Chief Executive Officer of Fougere Conseil, a consulting firm, and serves as Chairman of the supervisory boards of Société Nemoptic a maker of electronic displays, and Société Garnier Ponsonnet Vuillard, a paper manufacturer and Chairman of Société Chateau Lilian Ladouys, a wine producer. From 1986 to 1988, Mr. Fougere was Executive Vice President of the Matra Group and Chairman and Chief Executive Officer of Matra Datavision Inc., a software Company. Prior to 1986, he was Executive Vice President, General Manager of the Components Division, Chairman and Chief Executive Officer of Matra Harris Semiconductor and Matra GCA.

•	T. Peter Thomas has served as a director of Atmel since December 1987. Mr. Thomas is Managing Director of ATA Ventures Management LLP. Mr. Thomas has held this position since April 2004. Mr. Thomas is also a General Partner of Institutional Venture Partners. Mr. Thomas has held this position since November 1985. Mr. Thomas also serves as a director of Transmeta Corporation. Mr. Thomas holds degrees in electrical engineering from Utah State University (B.S.) and computer science from the University of Santa Clara (M.S.).

•	Dr. Chaiho Kim has served as a director of Atmel since September 2002. He is the Joseph A. Alemany University Professor at Santa Clara University in Santa Clara, California, where he has taught since 1964, and is a member of the faculty of The Leavey School of Business. Administrative positions that he has held at the university include the chair of Operations and Management Information Systems Department and chair of the Ph.D. Program of The Leavey School of Business. He received a masters degree in International Business and a Ph.D. in Finance, both from the Graduate School of Business, Columbia University.

•	David Sugishita, the Company’s Non-Executive Chairman of the Board, has served as a director of Atmel, as well as Chairman of the Audit Committee of Atmel since February 2004. He also currently serves as a Director and Chairman of the Audit Committee for Ditech Communications as well as a Director for Micro Component Technology, Inc. Since 2000, Mr. Sugishita has taken various short-term assignments. Most recently Mr. Sugishita served as Executive Vice President of Special Projects of Peregrine Systems, Inc., an enterprise software Company, from December 2003 through July 2004. From January 2002 to April 2002, Mr. Sugishita served as Executive Vice President and Chief Financial Officer of SONICblue, Inc., a provider of digital entertainment and consumer electronics products. From May 2001 to January 2002, Mr. Sugishita served as a consultant to several private software companies. From October 2000 to April 2001, he served as Executive Vice President and Chief Financial Officer of RightWorks Corporation, a Company that provides eBusiness applications. From June 1997 to February 2000, Mr. Sugishita served as Senior Vice President – Finance & Operations and Chief Financial Officer for Synopsys, Inc., a provider of electronic design automation software and services. Prior to his time at Synopsys, Mr. Sugishita held various senior financial and accounting positions at Actel Corporation, Micro Component Technology, Inc., Applied Materials, Inc., and National Semiconductor Corporation. Mr. Sugishita holds degrees in business administration from San Jose State University (B.S.) and Santa Clara University (MBA).

•	Steven Laub, Atmel’s President and Chief Executive Officer, has served as a director of Atmel since February 10, 2006. Mr. Laub was from 2005 to August 2006 a technology partner at Golden Gate Capital Corporation, a private equity buyout firm, and the Executive Chairman of Teridian Semiconductor Corporation, a fabless semiconductor company. From 2004 to 2005, Mr. Laub was President and Chief Executive Officer of Silicon Image, Inc., a provider of semiconductor solutions. Prior to that time, Mr. Laub spent 13 years in executive positions (including President, Chief Operating Officer and member of the Board of Directors) at Lattice Semiconductor Corporation, a supplier of programmable logic devices and related software. Prior to joining Lattice Semiconductor, Mr. Laub was a vice president and partner at Bain and Company, a global strategic consulting firm. Mr. Laub holds a degree in economics from the University of California, Los Angeles (BA) and a degree from Harvard Law School (JD).

     The Board of Directors has determined that each of Messrs. Fougere, Thomas, Kim and Sugishita is “independent” within the meaning of the Nasdaq listing standards. Furthermore, each of these directors, as well as

Mr. Laub, was elected following their respective nominations by the Company’s Corporate Governance and Nominating Committee.

     We urge you to support our current management team by voting AGAINST the proposal to remove these five directors (including Atmel’s President and CEO and all of our independent directors) and to replace them with five persons nominated by Mr. Perlegos. Please vote “AGAINST” by submitting your proxy today, by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

PARTICIPANTS IN THE SOLICITATION

     Under applicable regulations of the Securities and Exchange Commission, each member of the Board of Directors and certain of Atmel’s officers may be deemed to be a “participant” in the Board’s solicitation of proxies in connection with the special meeting. For information with respect to each participant in the Board’s solicitation of proxies in connection with the special meeting, please refer to Appendix A, which sets forth certain information about each participant, including the participants’ beneficial ownership of Atmel common stock and any transaction between any of them and Atmel.

PROPOSAL ONE

REMOVAL OF FIVE DIRECTORS AND REPLACEMENT WITH FIVE NEW DIRECTORS

     George Perlegos has requested the special meeting to present a proposal to remove five members of the Board of Directors (including Atmel’s President and CEO and all of our independent directors) and to replace them with five persons nominated by Mr. Perlegos. Atmel stockholders may vote AGAINST, FOR or ABSTAIN on this proposal. The affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting is required to adopt this proposal. Accordingly, abstentions and broker non-votes, as well as shares that are not present at the special meeting (either in person or by proxy), will have the same effect as votes cast against the Perlegos proposal.

     The Board of Directors unanimously recommends that stockholders vote AGAINST the Perlegos proposal to remove five members of the Board of Directors (including Atmel’s President and CEO and all of our independent directors) and to replace them with five persons nominated by Mr. Perlegos. By submitting a proxy using the enclosed WHITE proxy card, you will revoke any proxy you may have previously provided to Mr. Perlegos.

SECURITY OWNERSHIP

     The following table sets forth certain information with respect to beneficial ownership of our common stock as of February 28, 2007 by (i) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock, (ii) each of our principal executive officers, (iii) each director and (iv) all directors and principal executive officers as a group. The information on beneficial ownership in the table and the footnotes hereto is based upon our records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to us by such person or entity. Except as otherwise indicated (or except as contained in a referenced filing), each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable, and can be reached by contacting our principal executive offices.

Common Stock Beneficially Owned (2)
Beneficial Owner (1)
FMR Corp. (3)	59,023,988
Goldman Sachs Asset Management, L.P. (4)	48,990,288
George Perlegos (5)	29,895,634

Steven Laub (6)	14,583
Tsung-Ching Wu (7)	8,140,731
David Sugishita (8)	57,917
T. Peter Thomas (9)	186,400
Pierre Fougere (10)	34,375
Dr. Chaiho Kim (11)	60,792
Robert Avery (12)	172,716
Graham Turner (13)	663,405
Bernard Pruniaux (14)	210,000
Robert McConnell (15)	221,174
Steve Schumann (16)	2,494,348
All directors and executive officers as a group (11 persons) (17)	12,255,488

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Atmel Corporation, 2325 Orchard Parkway, San Jose, CA 95131.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Atmel common stock subject to options held by that person that will be exercisable within 60 days after February 28, 2007, are deemed outstanding.

(3)	Includes 6,750,596 shares of which FMR Corp. has sole voting power and 59,023,988 shares of which FMR Corp. has sole dispositive power. Based on a Schedule 13G filed with the SEC on October 10, 2006, as amended by a Schedule 13G/A filed with the SEC on February 14, 2007, by FMR Corp. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Includes 39,229,967 shares of which Goldman Sachs Asset Management, L.P. has sole voting power and 48,990,288 shares of which Goldman Sachs Asset Management, L.P. has sole dispositive power. Based on a Schedule 13G filed with the SEC on January 10, 2007 by Goldman Sachs Asset Management, L.P. The address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, New York 10005.

(5)	Includes 19,635,075 shares of which Mr. Perlegos has sole voting power and sole dispositive power and 10,260,559 shares of which Mr. Perlegos has shared voting power and shared dispositive power. Based on a Schedule 13G filed with the SEC on February 14, 2003, as amended by a Schedule 13G/A filed with the SEC on March 14, 2007, by Mr. Perlegos. The address of Mr. Perlegos is 45863 Bridgeport Place, Fremont, California 94539.

(6)	Includes 14,583 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(7)	Includes 374,999 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(8)	Includes 57,917 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(9)	Includes 170,000 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(10)	Includes 34,375 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(11)	Includes 54,792 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(12)	Includes 172,716 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(13)	Includes 250,000 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(14)	Includes 210,000 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(15)	Includes 210,209 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(16)	Includes 396,666 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(17)	Includes 1,946,257 shares issuable under stock options exercisable within 60 days of February 28, 2007.

Stockholder Proposals to Be Presented at Next Annual Meeting

     Requirements for stockholder proposals to be considered for inclusion in Atmel’s proxy materials. Stockholders interested in submitting a proper proposal for inclusion in the proxy materials for our 2007 annual meeting may have done so by submitting such proposal in writing to our offices located at 2325 Orchard Parkway, San Jose, California 95131 by December 8, 2006, and must otherwise have complied with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     Requirements for stockholder proposals to be brought before Atmel’s annual meetings. Our bylaws also establish an advance notice procedure for stockholders who wish to present certain matters, including nominations of persons for election to the board of directors and stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. Stockholder proposals, including the nomination of a person for election to the board of directors, may not be brought before the meeting unless, among other things: (1) the proposal contains certain information specified in the bylaws, and (2) the proposal is received by us not later than the close of business on March 27, 2007, 120 days prior to the July 25, 2007 meeting date. A copy of the full text of these bylaw provisions may be obtained by writing to the attention of our Chief Legal Officer at the address above. In addition to the above requirements, the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement can be found under Rule 14a-8 under the Exchange Act.

Safe Harbor for Forward-Looking Statements

     Information in this proxy statement regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel’s restructuring and other initiatives, including the anticipated benefits and cost savings of such initiatives, and statements regarding Atmel’s future prospects. All forward-looking statements included in this proxy statement are based upon information available to Atmel as of the date of this proxy statement, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the final conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to stock option grants, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry-wide shifts in supply and demand for semiconductor products, industry and/or Company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports.

     The Audit Committee has not completed its work in connection with its review of past stock option grants and other potentially related issues, including with regard to the accounting and tax implications of the stock option investigation. In addition, the investigation and possible conclusions have had and may in the future have an impact on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded; accounting adjustments to our financial statements for the periods in question; our ability to file required reports with the SEC on a timely basis; our ability to meet the requirements of the NASDAQ Global Select Market for continued listing of our shares; potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the Company resulting from any accounting adjustments or other factors.

OTHER MATTERS

     In July through September 2006, six shareholder derivative lawsuits were filed (three in the U.S. District Court for the Northern District of California and three in Santa Clara County Superior Court) by persons claiming to be Company shareholders and purporting to act on the Company's behalf, naming the Company as a nominal defendant and some of its current and former officers and directors as defendants. The suits contain various causes of action relating to the timing of stock option grants awarded by the Company. The federal cases were consolidated and an amended complaint was filed on November 3, 2006. The Company and the individual defendants have each moved to dismiss the consolidated amended complaint on various grounds. The state derivative cases have been consolidated and the Company expects an amended consolidated complaint to be filed soon pursuant to a stipulation among the parties.

     On March 23, 2007, the Company filed a complaint in the U.S. District Court for the Northern District of California against George Perlegos and Gust Perlegos. In the lawsuit, Atmel asserts that the Perlegoses are using false and misleading proxy materials in violation of Section 14(a) of the federal securities laws to wage their proxy campaign to replace Atmel’s President and CEO and all of Atmel’s independent directors. Further, Atmel asserts that the Perlegos group, in violation of federal securities laws, has failed to file a Schedule 13D as required, leaving stockholders without the information about the Perlegoses and their plans that is necessary for stockholders to make an informed assessment of the Perlegoses’ proposal. In its complaint, Atmel has asked the Court to require the Perlegoses to comply with their disclosure obligations, and to enjoin them from using false and misleading statements to improperly solicit proxies as well as from voting any Atmel shares acquired during the period the Perlegoses were violating their disclosure obligations under the federal securities laws.

     No business may be transacted at the special meeting, other than the matters described in the Notice of Special Meeting of Stockholders.

THE BOARD OF DIRECTORS

San Jose, California [ ], 2007

APPENDIX A

INFORMATION CONCERNING THE DIRECTORS AND CERTAIN OFFICERS OF ATMEL WHO MAY ALSO SOLICIT PROXIES

     The following table sets forth the name and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of directors, certain executive officers and other employees of Atmel (“Participants”) who may assist in soliciting proxies from stockholders of Atmel. Unless otherwise indicated, the principal business address of each such person is c/o Atmel Corporation, 2325 Orchard Parkway, San Jose, California 95131. Ages shown are as of February 28, 2007.

		Present Office or
		Other Principal Occupation or
Name	Age	Employment and Address
Steven Laub	48	President and Chief Executive Officer and Director
Tsung-Ching Wu	56	Executive Vice President, Office of the President and Director
David Sugishita (1)	59	Chairman
T. Peter Thomas (2)	60	Director
Pierre Fougere (3)	65	Director
Dr. Chaiho Kim (4)	72	Director
Robert Avery	58	Vice President Finance and Chief Financial Officer
Robert Pursel	51	Director of Investor Relations

(1)	Mr. Sugishita serves as a director of various companies including as a Director and Chairman of the Audit Committee for Ditech Communications as well as a Director for Micro Component Technology, Inc.

(2)	Mr. Thomas is Managing Director of ATA Ventures Management LLP, a venture capital firm. The address of ATA Ventures Management LLP is 203 Redwood Shores Parkway, Suite 550, Redwood City, CA 94065.

(3)	Mr. Fougere is currently Chief Executive Officer of Fougere Conseil, a consulting firm. The address of Fougere Conseil is 5 Impasse de L’Oust 78310, Maurepas, France.

(4)	Dr. Chaiho Kim is Joseph A. Alemany University Professor at Santa Clara University in Santa Clara, California. The address is c/o Department of Operations and Management Information Systems, The Leavey School of Business, Santa Clara University, Santa Clara, CA 95053.

Information Regarding Ownership of the Company’s Securities by Participants

     The number of shares of Atmel common stock held by directors and the named executive officers is set forth in the proxy statement under the caption, “Security Ownership.” The number of shares of Atmel common stock beneficially held by the other Participants as of February 28, 2007 is set forth below. The information includes shares that may be acquired by the exercise of stock options within 60 days of February 28, 2007.

Common Stock
Beneficial Owner (1)	Beneficially Owned (2)
Robert Pursel (3)	6,667

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Atmel Corporation, 2325 Orchard Parkway, San Jose, CA 95131.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Atmel common stock subject to options held by that person that will be exercisable within 60 days after February 28, 2007, are deemed outstanding.

(3)	Includes 6,667 shares issuable under stock options exercisable within 60 days of February 28, 2007.

Information Regarding Transactions in the Company’s Securities by Participants

     The following table sets forth information concerning all purchases and sales of securities of Atmel common stock by the Participants listed below during the past two years (March 1, 2005 through February 28, 2007).

Number of Shares of
Common Stock Purchased
Name	Date	(“P”) or Sold (“S”)
Steven Laub	N/A
Tsung-Ching Wu	2/14/06	5,868 (P)(1)
David Sugishita	N/A
T. Peter Thomas	N/A
Pierre Fougere	N/A
Dr. Chaiho Kim	N/A
Robert Avery	N/A
Robert Pursel	N/A

(1)	Shares purchased through the 1991 Employee Stock Purchase Plan.

Miscellaneous Information Regarding Participants

Steven Laub Employment Agreement

     In connection with Mr. Laub’s appointment in August 2006 as President and Chief Executive Officer of the Company, he entered into an employment agreement with the Company dated as of August 7, 2006 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Laub receives an annual base salary of $700,000, subject to annual review. Mr. Laub is also eligible to receive annual cash incentives with a target not less than 100% of his base salary, payable for the achievement of performance goals established by the Board or by the Compensation Committee of the Board. The Employment Agreement contains covenants for the benefit of the Company relating to non-solicitation, non-competition, non-disparagement and the protection of the Company’s confidential information.

     The Agreement provides for certain payments and benefits to be provided to Mr. Laub in the event that he is terminated without “cause” or that he resigns for “good reason,” including if such actions occur in connection with a “change of control,” as each such term is defined in the Agreement. If Mr. Laub is terminated without “cause” or resigns for “good reason” within 12 months following a “change of control” then, subject to Mr. Laub’s compliance with certain covenants (including a covenant not to compete with Atmel for a prescribed period), Mr. Laub will receive: (i) continued payment of his base salary for 24 months; (ii) payment in an amount equal to 100%

of his target annual incentive; (iii) the current year’s target annual incentive pro-rated to the date of termination; (iv) 100% (subject to the following sentence) of his then outstanding unvested equity awards will vest; and (v) reimbursement for premiums paid for continued health benefits for Mr. Laub and any eligible dependents under Atmel’s health plans for up to 18 months. Notwithstanding the previous sentence, if the Change of Control occurs between January 2, 2007 and August 7, 2007 inclusive, only 50% of Mr. Laub’s then outstanding unvested equity awards will vest. “Change of control”, as defined in the Employment Agreement, includes among other things a change in a majority of the Company’s Board of Directors that would occur if the Perlegos proposal to remove five directors is adopted at the Special Meeting.

     Pursuant to the Employment Agreement, Mr. Laub was granted (i) 1,450,000 options to purchase Atmel shares at an exercise price of $4.89, the closing price of Atmel shares on August 7, 2006, which vest at a rate of 25% of the shares subject to the option on August 7, 2007 and 1/48 of the shares vesting monthly thereafter, and (ii) 500,000 options on January 2, 2007 at an exercise price of $6.05, the most recent closing price of Atmel shares at such date, which vest at a rate of 25% of the shares subject to the option on August 7, 2007 and the remainder of the shares pro-rata monthly over the three year period beginning August 7, 2007. Pursuant to the Employment Agreement, the Company was also contractually obligated to issue 1,000,000 shares of restricted stock (or restricted stock units) (the “Restricted Stock”) to Mr. Laub on January 2, 2007, which would vest at a rate of 25% of the shares on August 7, 2007, and the remainder of the shares pro-rata quarterly over the three-year period beginning August 7, 2007. However, as a result of the Company not being current in its reporting obligations under the Exchange Act, the Company suspended the issuance and sale of shares of its common stock pursuant to its registration statements on Forms S-8 filed with the Securities and Exchange Commission, and was unable to issue the Restricted Stock to Mr. Laub. On March 13, 2007, the Company and Mr. Laub entered into an amendment (the “Amendment”) of the Employment Agreement to provide that Mr. Laub is issued the Restricted Stock, or if that does not occur, to provide that Mr. Laub is compensated as if the Restricted Stock had been issued. Pursuant to the Amendment, the Company agreed to issue the Restricted Stock to Mr. Laub within 10 business days after the Company becomes current in its reporting obligations under the Exchange Act, but prior to August 6, 2007, subject to the same vesting schedule provided in the Employment Agreement. In the event Mr. Laub’s employment terminates prior to the issuance of the Restricted Stock, the Company will pay Mr. Laub an amount in cash equal to the fair market value of the portion of the Restricted Stock that would have vested had the Restricted Stock been issued on January 2, 2007, as calculated pursuant to the Amendment.

Option Grants to Participants

     The following table sets forth certain information with respect to stock options granted to each of the Participants during the last year (March 1, 2006 through February 28, 2007).

		Number of Shares
		Underlying Options	Exercise Price
Name	Date	Granted (1)	per Share
Steven Laub	1/2/07 (2) 8/7/06 (3)	500,000 1,450,000	$6.05 $4.89
Tsung-Ching Wu	9/6/06 (4)	300,000	$5.73
David Sugishita	4/17/06 (4)	15,000	$4.99
T. Peter Thomas	4/17/06 (4)	15,000	$4.99
Pierre Fougere	4/17/06 (4)	15,000	$4.99
Dr. Chaiho Kim	4/17/06 (4)	15,000	$4.99
Robert Avery	9/6/06 (4)	200,000	$5.73
Robert Pursel	12/15/06 (5)	6,000	$6.28

(1)	Each option was granted from the Company’s 2005 Stock Plan and has an exercise price equal to the fair market value per share on the date of grant.

(2)	Shares subject to the option vest and become exercisable as follows: 25.0% on August 7, 2007, and the remainder monthly over the three-year period beginning August 7, 2007.

(3)	Shares subject to the option vest and become exercisable as follows: 25.0% on August 7, 2007, and 2.0833% each month thereafter until fully vested.

(4)	Shares subject to the option vest and become exercisable as follows: 12.5% six months after the grant date and 2.0833% each month thereafter until fully vested.

(5)	Shares subject to the option vest and become exercisable as follows: 25.0% one year after the grant date and 2.0833% each month thereafter until fully vested.

***

     Except as described in this Appendix A or in the proxy statement, none of Atmel or any of the Participants (i) owns any securities of Atmel or any subsidiary of Atmel, beneficially or of record, (ii) has purchased or sold any of such securities within the past two years or (iii) is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Appendix A or in the proxy statement, to the best knowledge of Atmel and the Participants, none of their associates beneficially owns, directly or indirectly, any securities of Atmel.

     Other than as disclosed in this Appendix A or in the proxy statement, to the knowledge of Atmel, none of Atmel or any of the Participants has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the special meeting.

     Other than as disclosed in this Appendix A or in the proxy statement, to the knowledge of Atmel, none of Atmel or any of the Participants is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Atmel, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

     Other than as set forth in this Appendix A or in the proxy statement, to the knowledge of Atmel, none of Atmel or any of the Participants, or any of their associates, has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of Atmel’s last fiscal year or any currently proposed transactions, or series of similar transactions, to which Atmel or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000. During 2006, we paid approximately $250,000 to MartSoft Corporation pursuant to a development agreement. The Chief Executive Officer of MartSoft is the wife of Tsung-Ching Wu, Ph.D., an executive officer and director of Atmel.

     Other than as set forth in this Appendix A or in the proxy statement, to the knowledge of Atmel, none of Atmel or any of the Participants, or any of their associates, has any arrangements or understandings with any person with respect to any future employment by Atmel or its affiliates or with respect to any future transactions to which Atmel or any of its affiliates will or may be a party.

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

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WHITE PROXY

ATMEL CORPORATION
2325 Orchard Parkway
Santa Jose, California
_______________

SPECIAL MEETING OF STOCKHOLDERS _______________

PROXY SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF ATMEL CORPORATION

     The undersigned stockholder of Atmel Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders, dated [ ], 2007, and Proxy Statement, dated [ ], 2007, each mailed by Atmel Corporation to its stockholders in connection with the Special Meeting of Stockholders of Atmel Corporation to be held on May 18, 2007 at 9:00 a.m. local time, at the DoubleTree Hotel, 2050 Gateway Place, San Jose, California, (the “Special Meeting”), and hereby appoints Steven Laub and Patrick Reutens, Esq., and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     This proxy will be voted as directed, or, if no direction is given, this proxy will be voted AGAINST the proposal to remove five current members of the Atmel Board of Directors (including Atmel’s President and CEO and all of our independent directors) and to elect five new members. Either of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

ATMEL CORPORATION YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Atmel Corporation common stock for the upcoming Special Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone – Call toll-free from the U.S. or Canada at 1-866-[xxx-xxxx], on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-[xxx-xxxx]. Please follow the simple instructions provided. You will be required to provide the unique control number indicated below.

OR

2.	Vote by Internet – Please access https://www.proxyvotenow.com/atml, and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number indicated below.

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.

OR

3.	Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Atmel Corporation, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

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WHITE PROXY

The Board of Directors unanimously recommends that stockholders vote AGAINST PROPOSAL ONE.

1.	PROPOSAL TO REMOVE PIERRE FOUGERE, T. PETER THOMAS, CHAIHO KIM, DAVID SUGISHITA, AND STEVEN LAUB AS MEMBERS OF THE ATMEL BOARD OF DIRECTORS AND TO ELECT FIVE NEW MEMBERS NOMINATED BY GEORGE PERLEGOS.

AGAINST	FOR	ABSTAIN
☐	☐	☐

Date: ______________, 2007 ________________________ Signature ________________________ Signature ________________________ Title(s)

This Proxy should be signed and dated by the stockholder(s) exactly as its, his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.